Exhibit 99.1

Dear Shareholders:

I am pleased to report that Arrowhead Research Corporation enjoyed a productive and eventful year. Majority-owned subsidiaries Insert Therapeutics and Aonex Technologies made tremendous progress on the path to commercialization. Insert is heading toward clinical trials with its first anti-cancer therapeutic in early 2006 and has new compounds in the pipeline. Aonex Technologies obtained government funding and made steady progress in development of optoelectronic devices.

In 2005, we introduced two new subsidiaries to the Arrowhead family, Calando Pharmaceuticals and NanoPolaris, Inc. Calando was formed in February to develop RNAi therapeutics for a variety of different diseases. NanoPolaris was formed in April to generate revenue by licensing intellectual property to customers who utilize nanotube technology in their products. In December, NanoPolaris announced that it had obtained exclusive rights to patents and patent applications covering nanotube technologies developed at eight universities in the U.S., Canada, and China.

We also invested in two new R&D projects at Stanford University and Duke University. The team of scientists and doctors at Stanford is building a nanotech device to control the behavior of stem cells, and the Duke group is developing a potential solution to the interconnect problem that will soon plague the semiconductor industry. We acquired strategic IP assets from a German company covering gene and protein chips, and expect to unveil the commercialization plan for this technology in 2006.

In May, all outstanding warrants to purchase the Company’s common stock were called. The $20 million generated gives us sufficient working capital to fund operations through the second half of calendar 2007. With a strong balance sheet, we are in a position to take advantage of strategic opportunities that we identify in the coming year.

While cultivating our growing subsidiaries and making strategic investments in new ventures, we also took decisive and immediate action to dissolve Nanotechnica and terminate two research projects. Our business model enabled us to identify serious technical and business obstacles associated with these ventures at an early stage and to take action to insure the efficient use of the Company’s capital.

Perhaps no events in 2005 are more important than the hiring of a new President to guide Arrowhead and its subsidiaries. Dr. Leon Ekchian is a tested business leader with the experience and knowledge to drive our subsidiaries toward successful commercialization and help identify new strategic investments.

We are confident that nanotechnology will have a major commercial impact in the coming years, and we believe Arrowhead is well positioned to generate significant value from this technological revolution.

Sincerely,

/s/ R. Bruce Stewart
R. Bruce Stewart, Chairman of the Board